Filed Pursuant to Rule 433
Dated December 7, 2005
Registration Nos. 333-111007
                          333-111007-01
$250,000,000
5.20% Notes Due December 12, 2007
Final Terms and Conditions

Issuer:	Popular North America, Inc.
Medium-Term Note Series:	F
Principal Amount:	$250,000,000
Rank:	Senior
Issue Price to Investors:	$249,850,000 plus accrued interest, if any, from December 12, 2005
Purchase Price:	$249,225,000
Proceeds to the Issuer:	$249,225,000
Trade Date:	December 7, 2005
Settlement Date:	December 12, 2005
Maturity Date:	December 12, 2007
Redemption/Repayment Provisions (if any):	None, except as described in the last paragraph in “Description of Debt Securities We May Offer — Redemption and Repayment” in the Prospectus
Annual Interest Rate:	5.20%
Regular Record Dates:	May 28 and November 27 of each year
Interest Payment Dates:	Semi-annually in arrears on June 12 and December 12 of each year, commencing on June 12, 2006
Form:	Book-Entry
CUSIP Number:	73318EAN3
ISIN Number:	US73318EAN31
Underwriters:	Credit Suisse First Boston LLC
Banc of America Securities LLC
Cohen Bros. & Company, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

$150,000,000
Floating Rate Notes Due December 12, 2007
Final Terms and Conditions

Issuer:	Popular North America, Inc.
Medium-Term Note Series:	F
Principal Amount:	$150,000,000
Rank:	Senior
Issue Price to Investors:	$150,000,000 plus accrued interest, if any, from December 12, 2005
Purchase Price:	$149,625,000
Proceeds to the Issuer:	$149,625,000
Trade date:	December 7, 2005
Settlement date:	December 12, 2005
Maturity date:	December 12, 2007
Redemption/Repayment Provisions (if any):	None, except as described in the last paragraph in “Description of Debt Securities We May Offer — Redemption and Repayment” in the Prospectus
Interest Rate Basis:	LIBOR
Reference Page:	Moneyline Telerate LIBOR Page
Index Maturity:	Three-month
Index Currency:	U.S. Dollars
Spread:	0.35%
Interest Reset Dates:	March 12, June 12, September 12 and December 12, commencing on December 12, 2005, subject to adjustment as described in the Pricing Supplement
Interest Determination Dates:	Two London Banking Days prior to the applicable Interest Reset Date
Regular Record Dates:	February 25, May 28, August 28 and November 27 of each year
Interest Payment Dates:	Quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, commencing on March 12, 2006, subject to adjustment as described in the Pricing Supplement
Form:	Book-Entry
CUSIP Number:	73318EAM5
ISIN Number:	US73318EAM57
Underwriters	Credit Suisse First Boston LLC
Banc of America Securities LLC
Cohen Bros. & Company, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.